Exhibit 99.(h)(4)

AVENUE MUTUAL FUNDS TRUST

FORM OF SHAREHOLDER SERVICING PLAN AND AGREEMENT

This Shareholder Servicing Plan and Agreement (the “Plan”) is adopted by Avenue Mutual Funds Trust (the “Trust”) with respect to shares of beneficial interest of Avenue Credit Strategies Fund (the “Fund”), and is entered into by the Trust and Foreside Fund Services, LLC the principal underwriter to the Trust (“Distributor”), subject to the following terms and conditions.  The Plan is not adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

Section 1.  Service Arrangements.

Distributor or the Trust, in respect of the Fund, may enter into a shareholder servicing agreement (“Servicing Agreement”), substantially in the form attached hereto as Appendix A, with each financial intermediary that purchases shares. Each Servicing Agreement will require the financial intermediary to provide support services to its customers (“Customers”) who are the beneficial owners of shares. Such services may include, without limitation: (i) assisting Customers in changing dividend options, account designations and addresses; (ii) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with the Trust; (iii) transmitting and receiving funds in connection with Customer orders to purchase and redeem shares; (iv) processing dividend payments on behalf of Customers; (v) providing information periodically to Customers showing their position in shares; (vi) arranging for bank wires; (vii) responding to Customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares may be made and other matters; (viii) providing sub-accounting with respect to shares beneficially owned by Customers or the information to the Trust necessary for sub-accounting; (ix) forwarding communications from the Trust (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; (x) providing the necessary personnel and facilities to establish and maintain shareholder accounts and records; and (xi) such other similar services as the Trust or a Customer may reasonably request from time to time, to the extent the financial intermediary is permitted to perform such services under Federal and state statutes, rules and regulations.

Section 2.  Compensation.

The Fund will pay Distributor an annual fee (the “Service Payment”) which Distributor will pay to each financial intermediary which has entered into a Servicing Agreement for the services provided by the financial intermediary. The Distributor shall make such payments to financial intermediaries only after, for so long as and to the extent that it receives the Service Payment from the Fund. In no event shall a Service Payment be made to finance any activity primarily intended to result in the sale of the shares of the Fund. The Service Payment will be calculated daily and paid monthly by the Fund up to the annual rates, as set forth in Exhibit A, of the average daily net asset value of the Fund’s Investor Class and Institutional Class shares held by a financial intermediary that has entered into a Servicing Agreement .

Section 3.  Approval by Board of Trustees.

This Plan will not take effect until approved by a majority of both (i) the full Board of Trustees of the Trust, and (ii) those Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan (the “Disinterested Trustees”).

Section 4.  Continuance of the Plan.

The Plan will continue in effect from year to year so long as such continuance is specifically approved annually by the Board of Trustees in accordance with the procedure specified in Section 3 above.

Section 5.  Termination.

The Plan may be terminated at any time, without penalty, by vote of a majority of the Disinterested Trustees.

Section 6.  Amendment.

The Plan may be amended from time to time by the Board of Trustees, provided, however, that all material amendments of the Plan must be approved in accordance with the procedures specified in Section 3 above.

Section 7.  Shareholder Voting.

To the extent that matters pertaining to the Plan or to the shares are submitted to shareholders for approval, only the holders of shares shall be entitled to vote thereon.

Section 8.  Reports to the Trustees and Records.

(a) While the Plan is in effect, Distributor shall provide to the Trust’s Board of Trustees, at such times as the Board of Trustees shall request and in no event less frequently than annually, and the Board of Trustees shall review, a written report of the amounts expended by Distributor under Servicing Agreements with financial intermediaries and the purposes for which such expenditures were made.

(b) The Trust shall preserve copies of the Plan and any Servicing Agreements, any other agreements relating to the Plan and any reports made pursuant to Section 8(a) above for a period of not less than six years from the date of the Plan, each Servicing Agreement, agreement or report, the first two years in an easily accessible place.

Section 9. Limitation of Liability of the Trustees and Shareholders of the Trust.

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligation of the Trust or the Fund under this Plan, and Distributor agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the Fund in settlement of such right or claims, and not to such Trustees or shareholders.

Section 10. Governing Law.

This Plan shall be construed in accordance with the laws of the State of Delaware and the 1940 Act. To the extent the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

Section 11. Effective Date.

The Plan will become effective as of June 1, 2012.

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AVENUE MUTUAL FUNDS TRUST on behalf of its series Avenue Credit Strategies Fund

By:
Name: Randy Takian
Title: President and Chief Executive Officer

FORESIDE FUND SERVICES, LLC

By:
Name:
Title:

Appendix A

AVENUE MUTUAL FUNDS TRUST

SHAREHOLDER SERVICING AGREEMENT

Foreside Fund Services, LLC (the “Firm”), as principal underwriter to Avenue Mutual Funds Trust (the “Trust”) and its series listed in Exhibit A appended hereto (the “Fund”), and the counterparty named below (the “Financial Intermediary”) wish to enter into an agreement (“Agreement”) pursuant to which the Financial Intermediary will provide services to certain shareholders of, and administer certain shareholder accounts in, shares of the Fund (“Shares”).

In consideration of the mutual covenants herein contained, it is agreed by and between the Firm and the Financial Intermediary as follows:

Section 1. Services to Be Provided. The Financial Intermediary will provide shareholder and administrative services for its customers (“Customers”) who own Shares. Such services may include, without limitation: (i) assisting Customers in changing dividend options, account designations and addresses; (ii) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with the Trust; (iii) transmitting and receiving funds in connection with Customer orders to purchase and redeem Shares; (iv) processing dividend payments on behalf of Customers; (v) providing information periodically to Customers showing their position in Shares; (vi) arranging for bank wires; (vii) responding to Customer inquiries regarding account status and history, the manner in which purchases and redemptions of Shares may be made and other matters pertaining to the Shares; (viii) providing sub-accounting with respect to Shares beneficially owned by Customers or the information to the Trust necessary for sub-accounting; (ix) forwarding shareholder communications from the Trust (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; (x) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; and (xi) such other similar shareholder and administrative services as the Trust or a Customer may reasonably request from time to time to the extent the Financial Intermediary is permitted to perform such services under Federal and state statutes, rules and regulations.

Section 2. Financial Intermediary as Agent for Its Customers. The Financial Intermediary agrees that, in all activities covered by this Agreement, the Financial Intermediary will act as agent for its Customers; it is not authorized to act as agent for the Firm or the Trust. This Agreement shall not make either party the legal representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

Section 3. Information Concerning the Trust and the Shares. The Financial Intermediary agrees that neither it nor any of its employees or agents are authorized to make any representation concerning the Shares or the Trust, except those contained in the then-current Prospectus and Statement of Additional Information for the Trust, copies of which will be supplied by the Trust in reasonable quantities upon request, or in other material approved in writing by the Firm.

Section 4. Compensation. The Firm will pay the Financial Intermediary an annual fee (the “Service Payment”) for its services in connection with the Shares beneficially owned by its Customers. In no event shall a Service Payment be made to finance any activity primarily intended to result in the sale of the shares of the Fund. The Service Payment will be calculated daily and paid monthly by the Firm, and will not exceed the annual rates, as set forth in Exhibit B appended hereto, of the average daily net asset value of the Shares held by the Financial Intermediary for its Customers. The Firm shall pay the Service Payment only after, for so long as and to the extent that it receives the Service Payment from the Trust.  For purposes of calculating the fee payable to the Financial Intermediary, the average daily net asset value of the Shares will be calculated in accordance with the procedure set forth in the Trust’s then current Prospectus and Statement of Additional Information. The Financial Intermediary agrees that no trustee, officer or shareholder of the Trust (or any of its series), nor the Trust’s investment adviser, shall be liable for the performance of the Firm’s obligations hereunder or for the Service Payment.

Section 5. Right to Suspend Sales. The Firm and the Trust reserve the right, at their discretion, to suspend the sale of Shares of the Trust or withdraw the Shares from sale.

Section 6.  Other Duties of the Financial Intermediary.

(a) The Financial Intermediary agrees to provide the Firm and the Trust such information relating to its services hereunder as may be required to be maintained by the Firm and the Trust under applicable regulatory and self-regulatory agencies or authorities, and to cooperate with the Firm in providing information to the Trust and its Board of Trustees with respect to amounts expended and services provided under this Agreement.

(b) In the event an issue pertaining to the Shares is submitted for shareholder approval, the Financial Intermediary will vote any Shares of a series held for its own account, or over which it otherwise has discretion to vote, in the same proportions as the votes cast by those Shares of the same series held for its Customer’s accounts for which instructions have been received from the beneficial owners or other persons entitled to vote.

Section 7.  Representations of Financial Intermediary.

(a) The Financial Intermediary represents and warrants that its Customers are aware of and have agreed to the arrangements provided for in this Agreement and that the compensation payable to the Financial Intermediary hereunder, together with any other compensation payable to the Financial Intermediary in connection with the investment of their assets in the Shares, will be properly disclosed by the Financial Intermediary to its Customers and authorized by them.

(b) The Financial Intermediary represents and warrants that, in providing services hereunder, it will act in accordance with Federal and state law, and rules and regulations thereunder, applicable to it and its Customer’s accounts.

Section 8. Indemnification.

(a) The Financial Intermediary will indemnify and hold the Firm and the Trust harmless from any claim, demand, loss, expense or cause of action resulting from the willful misfeasance, bad faith, or gross negligence, as measured by industry standards, of the Financial Intermediary, its agents or employees, in carrying out the Financial Intermediary’s obligations under this Agreement. Such indemnification will survive the termination of this Agreement.

(b) The Firm will indemnify and hold the Financial Intermediary harmless from any claim, loss, expense or cause of action resulting from the willful misfeasance, bad faith, or gross negligence, as measured by industry standards, of the Firm, its agents or employees, in carrying out the Firm’s obligations under this Agreement.

Section 10. Duration of Agreement. This Agreement will continue in effect for one year from its Effective Date, and thereafter will continue automatically for successive annual periods; provided, however, that the Agreement is subject to termination as provided below.

Section 11. Amendment and Termination of the Agreement. This Agreement may only be amended upon written agreement of the parties. This Agreement will terminate automatically upon termination of (a) the Shareholder Servicing Plan applicable to the Trust in accordance with its terms, provided that all amounts due and payable to the Financial Intermediary as of the date of termination of the Shareholder Servicing Plan shall be paid in accordance with the provisions of this Agreement or (b) the Distribution Agreement by and between the Firm and the

Trust.  Either party to the Agreement may terminate the Agreement, without cause or penalty, by giving the other party at least thirty (30) days’ written notice of its intention to terminate.

Section 12. Effective Date. This Agreement will become effective on the date set forth below.

Section 13. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile machine or a similar means of same day delivery (with a confirming copy by mail). All notices to the Firm shall be given or sent to its offices located at Three Canal Plaza, Suite 100, Portland, Maine 04101, ATTN: Legal/Compliance. All notices to the Financial Intermediary shall be given or sent to it at the address specified by it below. Either party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph 13.

Section 14. Miscellaneous.

(a) This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law provisions thereof, and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

(b) The captions in this Agreement are included for convenience of reference only and in no way defined or limit any of the provisions of this Agreement or otherwise affect their construction or effect.

(c) In the case that any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(d) Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2 under the 1940 Act.

(i).   Agreement to Provide Information. Financial Intermediary agrees to provide the Fund, upon request, the taxpayer identification number (“TIN”), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, redeemed, transferred, or exchanged fund shares held through an account with Financial Intermediary and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Financial Intermediary during the period covered by the request.

A.    Period Covered by Request.  Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought.  The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

B.    Form and Timing of Response. Financial Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request.  If the requested information is not on the Financial Intermediary’s books and records, Financial Intermediary agrees to use best efforts to: (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Financial Intermediary has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Fund shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.  In such instance, Financial Intermediary agrees to inform the Fund whether it plans to perform (x) or (y).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

C.    Limitations on Use of Information.  The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Financial Intermediary.

(ii)   Agreement to Restrict Trading.  Financial Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Financial Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

A.  Form of Instructions.  Instructions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

B.  Timing of Response.  Financial Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Financial Intermediary.

C.  Confirmation by Financial Intermediary.  Financial Intermediary must provide written confirmation to the Fund that instructions have been executed.  Financial Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)   Definitions.  For purposes of this Section 14(d):

A.  The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent.  The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.(1)

B.  The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

C.  The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name or, alternatively, for use with retirement plan recordkeepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

D.  The term “written” includes electronic writings and facsimile transmissions.

E.  The term “Financial Intermediary” shall mean a “financial intermediary” as defined in SEC rule 22c-2.

(1)  As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

Please return two signed copies of this Agreement to the Firm.  Upon acceptance by the Firm, one countersigned copy will be returned to you for your files.

Name of Financial Intermediary:

Address:

By:
Authorized Representative

(Name and Title; please print or type)

ACCEPTED AND AGREED:

FORESIDE FUND SERVICES, LLC

By:
Name:
Title:

Dated:

Exhibit A

Avenue Credit Strategies Fund

Exhibit B

Fund	Class	Maximum Service Fee
Avenue Credit Strategies Fund	Investor Class	0.25%

	Institutional Class	0.15%